Exhibit o

                 OAK RIDGE FUNDS, INC.
            AMENDED AND RESTATED RULE 18f-3
                  MULTIPLE CLASS PLAN


     Oak Ridge Funds, Inc. (the "Company"), a registered investment company currently consisting of the Oak Ridge Small Cap Equity Fund (previously known as the Oak Ridge Growth Fund) and the Oak Ridge Large
Cap Equity Fund (each, a "Fund"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares of each Fund. The Board of Directors of the Company has determined that the following plan
(the "Plan") is in the best interests of each class individually and the Company as a whole:

     1.   Class Designation.  Fund shares will be
designated either Class A or Class C.

     2. Class Characteristics. Each class of shares will represent interests in the same portfolio of investments and will be identical in all respects to the other class, except as set forth below:

                    Class A:       Class A shares will
                    be sold subject to a maximum front-
                    end sales charge of 4.25%, subject
                    to certain exceptions as set forth
                    in the current prospectus for the
                    Class A shares.  Class A shares
                    will also be subject to a
                    distribution plan adopted pursuant
                    to Rule 12b-1 under the 1940 Act
                    which provides for an annual
                    distribution fee of up to 0.25% of
                    the average daily net assets of
                    Class A shares.  The distribution
                    plan fees for the Class A shares
                    will be used to compensate each
                    Fund's distributor for distributing
                    the Class A shares.

                    Class C:       Class C shares will
                    be offered for sale at net asset
                    value per share without the
                    imposition of a sales charge.
                    However, Class C shares will be
                    subject to a distribution plan
                    adopted pursuant to Rule 12b-1
                    under the 1940 Act which provides
                    for an annual distribution fee of
                    up to 1.00% of the average daily
                    net assets of Class C shares.
                    (0.25% of this fee constitutes a
                    service fee which is used for
                    personal service and/or the
                    maintenance of shareholder
                    accounts).  The distribution plan
                    fees for the Class C shares will be
                    used to compensate each Fund's
                    distributor for distributing the
                    Class C shares.

     3. Expense Allocations. The following expenses for each Fund will be allocated on a class-by-class basis, to the extent practicable: (i) fees under the distribution plans; (ii) printing and postage expenses related to preparing and distributing materials to existing shareholders of a particular class; (iii)
Securities and Exchange Commission and blue sky registration fees incurred on behalf of the shareholders of a particular class; (iv) the expense of administrative personnel and services required to support the shareholders of a particular class; (v) accounting, auditor, litigation or other legal expenses relating solely to a particular class; (vi) transfer agent fees identified by the transfer agent as being attributable to a particular class; and (vii) expenses incurred in connection with shareholder meetings as a result of issues relating to a particular class.
Income, realized and unrealized capital gains and losses, and expenses of a Fund not allocated to a particular class will be allocated on the basis of the net asset value of each class. Notwithstanding the foregoing, a service provider for a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 of the 1940
Act.

     4. Exchanges and Conversions. There are no conversion features associated with the Class A or Class C shares; however, Class A or Class C shares in one Fund may be exchanged for Class A or Class C shares, respectively, in another Fund at any time.

     5. General. Each class of shares of each Fund will vote exclusively with respect to any matter related solely to that class. Each class will vote separately with respect to any matter in which the interests of one class differ from the interests of the other class. On an ongoing basis, the Board of Directors will monitor the Plan for any material conflicts between the interests of the classes of shares. The Board of Directors will take such action as is reasonably necessary to eliminate any conflict that develops. Each Fund's investment adviser and distributor will be responsible for alerting the Board of Directors to any material conflicts that may arise.
Any material amendment to this Plan must be approved by a majority of the Board of Directors, including a majority of the directors who are not interested persons of the Company, as defined in the 1940 Act.
This Plan is qualified by and subject to the then current prospectus for the applicable class, which contains additional information about that class.